Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES POSITIVE RESULTS FROM

TRUST STUDY OF INTRAVENOUS REMODULIN®

Silver Spring, MD and Research Triangle Park, NC, December 19, 2005:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that the preliminary results of its 45-patient placebo-controlled TRUST trial are positive, (p=0.00767).  Specifically, intravenous Remodulin produced an 83-meter median improvement in six-minute walk distance compared to placebo after twelve weeks in patients with NYHA Class III/IV pulmonary arterial hypertension.  Supporting and secondary endpoint analyses of the study results are ongoing.

“We are very pleased that this first-ever placebo controlled study of intravenous therapy in patients with pulmonary arterial hypertension overwhelmingly confirmed the efficacy of Remodulin,” said Michael Wade, Ph.D., Vice President, Product Development.  “We look forward to completing the confirmatory and secondary analyses and preparing the results for publication and further regulatory submissions.”

The TRUST trial was commenced in March 2005 to further assess the clinical benefits of Remodulin and was initially designed to enroll up to 126 patients, with interim assessments permitted after 33, 66 and 99 patients completed the study.  As previously reported, enrollment of new patients was suspended in August 2005 after 45 patients had been enrolled as recommended by the trial’s independent Data Safety Monitoring Board.

TRUST is an acronym for  “TRUST-1: Treprostinil I.V. for Untreated Symptomatic PAH Trial: A 12-Week Multicenter Randomized Double-Blind Placebo-Controlled Trial of the Safety and Efficacy of Intravenous Remodulin in Patients in India with Pulmonary Arterial Hypertension (PAH)”.

Intravenous Remodulin is currently approved in the United States and Canada and is under review in Israel.  Marketing applications have recently been submitted in the European Union and Switzerland.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding ongoing analyses of the TRUST study results and the preparation of publications and further regulatory submissions that are based on the

TRUST study results that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of December 19, 2005 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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